Exhibit 99.1

MATERION CORPORATION REPORTS ON FOURTH QUARTER
AND FULL-YEAR 2012 RESULTS

CONFIRMS OUTLOOK FOR A STRONGER 2013

MAYFIELD HEIGHTS, Ohio — February 28, 2013 — Materion Corporation (NYSE:MTRN) today reported fourth quarter and full-year 2012 results. The Company also confirmed its outlook for a stronger 2013.

FOURTH QUARTER AND FULL-YEAR 2012 RESULTS

Sales for the fourth quarter were $303.8 million, down approximately 9%, or $30.6 million, compared to sales of $334.4 million for the fourth quarter of 2011. Net of pass-through metal influences, sales were up approximately 4% year over year.

The increase in the fourth quarter sales, net of pass-through metal influences, was primarily due to higher demand from the medical, consumer electronics, automotive electronics, telecom infrastructure and the industrial components and commercial aerospace markets. The increase in these markets was offset, in part, by weaker demand from the defense and science, energy and appliance markets. Order entry experienced a lift in the fourth quarter of 2012 and this strength has continued into the first quarter of 2013.

Net income for the fourth quarter was $2.5 million, or $0.12 per share, diluted, compared to net income of $0.8 million, or $0.04 per share, diluted, for the same period of the prior year. Fourth quarter 2012 net income was negatively impacted by the previously announced facility consolidation charge of $0.13 per share and the previously announced physical inventory adjustment of $0.25 per share. These negative adjustments were offset in part by an unrelated tax benefit of $0.09 per share related to changes in financial projections. Excluding the above-mentioned adjustments and tax benefit, earnings were $0.41 per share, slightly ahead of the high-end of the previously announced expectation that results would be in the range of $0.37 to $0.40 per share.

Sales for the full-year 2012 were $1,273.1 million, a decline of 17% compared to the full-year 2011 record sales of $1,526.7 million. Net of pass-through metal influences, sales were down 3% year over year. The decline in sales, net of pass-through metal influences, in 2012 was due to lower demand from the defense and science, telecom infrastructure, energy and appliance markets. The weakness was partially offset by increased volume from the commercial aerospace, consumer and automotive electronics and medical markets and the full-year results of EIS Optics Limited, which was acquired in the fourth quarter of 2011.

Net income for 2012 was $24.7 million, or $1.19 per share, diluted, compared to net income of $40.0 million, or $1.93 per share, diluted, for 2011. The lower net income was due primarily to the lower sales volume, costs associated with the acquisition of EIS Optics Limited, the start-up and ramp-up of the Company’s new beryllium plant, facility consolidation charges and the physical inventory adjustment.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies’ segment sales for the fourth quarter of 2012 were $193.6 million, a decline of 17% compared to sales of $233.3 million in the fourth quarter of 2011. Net of pass-through metal influences, the decline in sales for the quarter comparison was 6%. Sales for the year 2012 were $847.8 million, a decline of 19% as compared to record sales of $1,051.8 million for 2011. Net of pass-through metal influences in 2012, sales were up 4% year over year.

Fourth quarter 2012 sales, net of pass-through metal influences, were negatively impacted by weaker demand from the defense and science and automotive electronics markets, and the discontinuation of a non-strategic product line, partially offset by stronger sales from the medical, consumer electronics, industrial, telecom infrastructure and energy markets. The increase in sales net of pass-through metal influences for 2012 as compared to 2011 is due to strength from the medical, consumer electronics and industrial markets offset by weakness from the defense and science, automotive electronics, telecom infrastructure and energy markets.

The operating loss for the fourth quarter of 2012 was $5.3 million compared to an operating profit of $0.9 million for the fourth quarter of 2011. The operating loss in the fourth quarter was primarily due to the charges associated with the previously announced facility consolidations and the physical inventory adjustment. Operating profit for the full year was $16.7 million compared to $33.5 million in 2011. The majority of the decline in operating profit for the year compared to 2011 was due to the above mentioned adjustments.

Performance Alloys

Performance Alloys’ sales for the fourth quarter were $76.0 million, up 5%, compared to the fourth quarter 2011 sales of $72.5 million. The higher 2012 fourth quarter sales were attributable to stronger demand from the consumer electronics and the automotive electronics markets and shipment of beryllium hydroxide, offset, in part, by weaker demand from the energy, telecom infrastructure and appliance markets. This strength has continued into the first quarter of 2013.

Sales for 2012 were $292.4 million, compared to $335.3 million for 2011. The decline in sales was largely due to weaker demand for strip products serving the consumer electronics and appliance markets and slightly lower sales for oil and gas product applications due to a reduction in rig count. This weakness was offset, in part, by stronger demand throughout the year from the aerospace and automotive electronics markets. Sales of ToughMet bulk product applications for industrial components and commercial aerospace and oil and gas were up 24% for the year. Sales of the new ToughMet strip product, which was introduced in 2011, more than doubled in 2012. ToughMet strip is the material of choice for the voice coil motor component of camera stabilization systems for cell phones and tablets and is also now being used to produce wrapped bearings for industrial bearing applications.

Operating profit for the fourth quarter was $5.7 million, up $2.6 million compared to an operating profit of $3.1 million in the fourth quarter of 2011. Operating profit for 2012 was $24.0 million versus $27.2 million for the same period last year. The operating profit for the fourth quarter compared to the same period last year was positively impacted by the higher sales volume and favorable product mix. The decline in operating profit for the year was due to the lower sales volume and weaker product mix, offset, in part, by improved pricing and lower overhead costs. Performance Alloys has continued to reduce its sales breakeven point and diversify its product offering and market breadth resulting in a much less cyclical business.

Beryllium and Composites

Beryllium and Composites’ sales for the fourth quarter of 2012 were $16.9 million, up 25% compared to fourth quarter 2011 sales of $13.5 million. Sales for 2012 were $60.0 million, about flat with 2011 sales of $60.6 million. The higher sales volume for the fourth quarter was due largely to the stronger demand for defense and science market applications.

For the fourth quarter of 2012, there was an operating loss of $0.1 million, compared to an operating loss of $2.3 million for the fourth quarter of 2011. The operating loss for the year was $3.9 million versus an operating loss of $0.8 million for 2011. The operating loss for the fourth quarter and the year is due to the delay in the start-up of the new beryllium facility and a weaker product mix. The outlook for defense and science product applications for 2013 is forecasted to be much stronger than what was experienced in 2012. This forecast is based on the specific defense programs, including the SM-3 missile defense system, which utilize our materials and are funded for 2013. In addition, the new pebble plant has been operating much more efficiently and production levels are ramping, which should result in higher margins in this business segment for 2013.

Technical Materials

Technical Materials’ sales for the fourth quarter of 2012 were $17.3 million, up approximately 14%, compared to $15.1 million in the fourth quarter of 2011. Net of pass-through metal influences, sales were up approximately 10% for the quarter. Sales for 2012 were $72.7 million, a decline of 8%, as compared to 2011 sales of $78.7 million. Net of pass-through metal influences, sales declined 8% year over year. The majority of the increase in sales for the fourth quarter 2012 is attributable to strengthening during the quarter in the consumer electronics and automotive electronics markets. The decline in sales for the year 2012 was due to weaker demand in both of the above markets for the first three quarters of the year.

Operating profit for the fourth quarter of 2012 was $1.6 million compared to $0.3 million for the fourth quarter of the prior year. The operating profit for 2012 was $6.6 million compared to an operating profit of $7.3 million for 2011. The operating profit improvement in the fourth quarter is due to the increased sales volume. The decline in operating profit for 2012 compared to 2011 is due to the lower sales volume.

OUTLOOK FOR 2013

As the Company entered 2013, the near-term outlook for many of the markets it serves was improving, especially in those areas that were weaker in the earlier quarters of 2012. As previously announced in the press release issued on February 13, 2013, the Company expects earnings for the full-year 2013 to be in the range of $1.75 to $2.00 per share.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “While I am disappointed with the beryllium plant start-up problems experienced throughout the first three quarters of 2012 and the physical inventory adjustment in the fourth quarter, we have taken appropriate corrective actions. Although I remain cautiously optimistic regarding the overall global economy, we are experiencing a lift in business across most of our key markets. We implemented several strategic actions in 2012, including the closing and consolidation of several small manufacturing facilities, improving our pricing and purchasing practices, and launching a number of new product and technology initiatives, all of which we believe will enhance both the short- and long-term growth and profitability of Materion.”

CONFERENCE CALL

Materion Corporation will conduct a teleconference in conjunction with today’s release. The teleconference begins at 10:00 a.m. Eastern Time, February 28, 2013. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until March 15, 2013 by dialing (877) 660-6853 or (201) 612-7415; Conference ID 408800. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	Actual sales, operating rates and margins for 2012 and 2013;
•
Uncertainties relating to the fourth quarter 2012 physical inventory and possible theft at our Albuquerque facility, including
(i) the outcome of our investigations and (ii) the timing and amount, if any, of any insurance proceeds that we might receive;

•	The global economy;
•
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, medical, energy and telecommunications infrastructure;

•	Changes in product mix and the financial condition of customers;
•	Our success in developing and introducing new products and new product ramp-up rates;
•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;
•	Our success in integrating acquired businesses, including EIS Optics Limited and Aerospace Metal Composites Limited;
•	Our success in moving the microelectronics packaging operations to Singapore;
•	Our success in completing the announced facility consolidations and achieving the expected benefits;
•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;
•	The availability of adequate lines of credit and the associated interest rates;
•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;
•
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;
•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;
•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;
•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and
•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

###

Investor Contact:	Media Contact:

Michael C. Hasychak (216) 383-6823 mike.hasychak@materion.com	Patrick S. Carpenter (216) 383-6835 patrick.carpenter@materion.com

http://www.materion.com

Mayfield Hts-g

Consolidated Balance Sheets

(Unaudited)

	Dec. 31,	Dec. 31,
(Dollars in thousands)	2012	2011
Assets
Current assets
Cash and cash equivalents	$16,056	$12,255
Accounts receivable	126,482	117,761
Other receivables	405	4,602
Inventories	206,125	187,176
Prepaid expenses	41,685	39,739
Deferred income taxes	10,236	9,368

Total current assets	400,989	370,901
Related-party notes receivable	51	73
Long-term deferred income taxes	19,946	11,627
Property, plant and equipment	779,785	752726
Less allowances for depreciation,
depletion and amortization	(507,243)	(489,328)

Property, plant, and equipment — net	272,542	263,398
Intangible assets	28,869	34,995
Other assets	3,767	7,073
Goodwill	88,753	84,036

Total Assets	$814,917	772,103

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$49,432	$40,944
Accounts payable	42,281	39,385
Other liabilities and accrued items	60,505	56,309
Unearned revenue	1,543	3,033
Total current liabilities	153,761	139,671
Other long-term liabilities	16,173	16,488
Retirement and post-employment benefits	125,978	105,115
Unearned income	56,490	62,540
Long-term income taxes	1,510	1,793
Deferred income taxes	1,130	51
Long-term debt	44,880	40,463
Shareholders’ equity	414,995	405,982

Total Liabilities and Shareholders’ Equity	$814,917	$772,103

Consolidated Statements of Income

(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(In thousands except per share amounts)	2012	2011	2012	2011
Net sales	$303,759	$334,421	$1,273,078	$1,526,730
Cost of sales	259,787	294,922	1,074,295	1,311,409

Gross margin	43,972	39,499	198,783	215,321
Selling, general and administrative expense	34,955	33,376	133,893	131,388
Research and development expense	3,196	3,136	12,505	11,081
Other-net	4,763	2,022	15,609	15,774

Operating profit	1,058	965	36,776	57,078
Interest expense-net	837	806	3,134	2,812

Income before income taxes	221	159	33,642	54,266
Income tax expense (benefit)	(2,282)	(603)	8,978	14,287

Net income	$2,503	$762	$24,664	$39,979

Basic earnings per share:
Net income per share of common stock	$0.12	$0.04	$1.21	$1.96
Diluted earnings per share:
Net income per share of common stock	$0.12	$0.04	$1.19	$1.93
Weighted average number of shares of common stock outstanding
Basic	20,436	20,306	20,418	20,365
Diluted	20,692	20,633	20,679	20,754

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
(Dollars in thousands)	2012	2011
Cash flows from operating activities:
Net Income	$24,664	$39,979
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	37,046	43,635
Amortization of deferred financing costs in interest expense	649	559
Stock-based compensation expense	5,889	5,000
Deferred tax (benefit) expense	(2,461)	(1,668)
Changes in assets and liabilities net of acquired assets and liabilities
Decrease (increase) in accounts receivable	(8,913)	26,818
Decrease (increase) in other receivables	4,197	(630)
Decrease (increase) in inventory	(18,880)	(30,016)
Decrease (increase) in prepaid and other current assets	483	(7,571)
Increase (decrease) in accounts payable and accrued expenses	1,472	(2,580)
Increase (decrease) in unearned revenue	(1,491)	661
Increase (decrease) in interest and taxes payable	(2,324)	(5,891)
Increase (decrease) in long-term liabilities	(5,053)	(15,993)
Other — net	3,342	4,503

Net cash provided from operating activities	38,620	56,806
Cash flow from investing activities:
Payments for purchase of property, plant and equipment	(34,088)	(28,187)
Payments for mine development	(10,573)	(560)
Reimbursement for capital spending under government contract	991	5,386
Payments for purchase of business net of cash received	(3,894)	(22,448)
Proceeds from transfer of acquired inventory to consignment line	—	—
Proceeds from sale of property, plant and equipment	—	54
Other investments – net	4,201	(4,274)

Net cash (used in) investing activities	(43,363)	(50,029)
Cash flow from financing activities:
Proceeds from issuance (repayment) of short-term debt	8,594	(6,950)
Proceeds from issuance of long-term debt	32,403	118,582
Repayment of long-term debt	(27,986)	(116,425)
Principal payments under capital lease obligations	(749)	(812)
Cash dividends paid	(4,615)	—
Deferred financing costs	—	(2,637)
Repurchase of common stock	(119)	(3,776)
Issuance of common stock under stock option plans	158	735
Tax benefit from stock compensation realization	817	658

Net cash (used in) provided from financing activities	8,503	(10,625)
Effects of exchange rate changes	41	(1)

Net change in cash and cash equivalents	3,801	(3,849)
Cash and cash equivalents at beginning of period	12,255	16,104

Cash and cash equivalents at end of period	$16,056	$12,255